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                    EMPLOYMENT AGREEMENT



      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into  as of  the
2nd day of May, 1996, by and between Merisel, Inc.,  a  Delaware  Corporation
(the"Company"),  and  Ronald  J. Rittenmeyer,   an  individual
("Executive"). This   Agreement replaces and supersedes all prior agreements and understandings concerning Executive's employment with the Company, including but not limited to that certain agreement between Executive and Michael Pickett on September 25, 1995.



                          RECITALS

              The Company and Executive desire to set forth the terms and conditions governing Executive's employment by the Company.
              NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto have agreed as follows:

1.           Term of Employment.

             The Company shall employ Executive as its President and Chief Operating Officer and Executive agrees to be so employed by the Company under  the terms and conditions of this  Agreement commencing  as of September
29, 1995 (the "Effective  Date")  and ending  on  the earlier   of
(i)September 29, 1998, or (ii) termination of Executive's employment pursuant to this Agreement (the period commencing on the Effective Date and ending on September 29, 1998 is hereinafter referred to as the ("Employment Term"), subject to renewal for additional periods as may be mutually agreed by the Company and Executive. The original term and any renewal terms of this Agreement may be sooner terminated as provided herein.

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2.            Scope of Duties.

              Executive shall undertake and assume the responsibility of performing for and on behalf of the Company those duties as shall be consistent with the position of the President and Chief Operating Officer. Executive covenants and agrees that at all times during the term of this Agreement he shall devote his substantially full-time and best efforts to the execution of his duties pursuant hereto. Executive currently serves as a member of the Company's Board of Directors (the "Board") and will continue to serve thereon without additional compensation.

3.            Compensation.

              As compensation for services rendered pursuant to
this Agreement,  the  Company shall pay to Executive, in installments customary with the Company's standard payroll periods, base annual compensation of $355,000 during the Employment Term, provided, however, that the Board may, in its sole discretion, increase such base
annual  compensation  as  merited  by   the performance  of
Executive. The Company shall deduct from all payments paid to Executive under this Agreement any required amounts for social security, federal
and  state  income tax withholding, federal    or   state   unemployment
insurance contributions, and state disability insurance or any other required taxes.

4.            Option/Stock Appreciation Right.

4.1           Effective  September 29, 1995 (the "Option
Grant Date"), the Company granted Executive a nonqualified stock option ("Option") to purchase 200,000 of the Company's Common Stock
("Option Shares") under the Company's 1991 Stock Option Plan. Except as otherwise provided in Section 4.4 below, the Option shall vest monthly at a rate of 1/24th of the Option Shares over a twenty-four (24) month period beginning on the Option Grant Date, with an Option exercise price of $6.125 per share. Except as otherwise expressly provided herein, the terms and conditions of the Option shall be governed by the Company's
1991  Stock Option Plan and by the option agreement evidencing such Option.

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4.2           The   Company  shall  grant  Executive  a stock
appreciation  right  (the  "SAR") covering  300,000
hypothetical shares  of  the Company's Common Stock ("SAR
Shares"). The SAR shall be granted effective April 25, 1996 (the "SAR Grant Date"), with an SAR exercise price equal to $2.8125. The SAR shall entitle Executive to receive a cash payment or payments equal to the Distributable Amount (defined below) upon a Distribution Date
(defined below); provided,however, that the Company shall be under no obligation to make a cash payment pursuant to this Section 4.2 unless and until the Company receives, in the aggregate, at least $75 million in gross proceeds (including for this purpose the value of any stock or non-cash property received and the value of any debt assumed) from a transaction or transactions, including a merger or sale transaction, after the Effective Date involving an extraordinary disposition by the Company of its stock or assets (other than an accounts receivable securitization) and/or a disposition by the stockholders of their stock in the Company.

4.3 Except as otherwise provided in Section 4.4 below, the SAR shall vest monthly at a rate of 1/24th of the SAR Shares over a twenty-four (24) month period beginning on the second anniversary of the Effective Date while Executive remains an employee of the Company.

4.4. In the event of (i) a Sale of Americas (defined herein), the Option and the SAR shall vest as to fifty percent (50%) of the Option Shares and SAR Shares,respectively, that, immediately preceding such event, are not vested, (ii) a Sale of Canada (defined herein), the Option and the SAR shall vest as to twenty percent (20%) of the Option Shares and SAR Shares, respectively, that, immediately preceding such event, are not vested,and (iii) a "Sale of Europe" (defined herein), the Option and the SAR shall vest as to thirty percent (30%) of the Option Shares and SAR Shares, respectively, that,immediately preceding such event, are not
vested.   For purposes  of  this Section  4.4,  the portion of the Option and

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the SAR  that vests shall  be  drawn  in  substantially  equal  increments  from
the remaining vesting installments.    For   purposes   of   this
Section  4.4,  (i)  a "Sale of Americas" shall  mean  a sale(s), merger  or other  disposition or transaction  involving seventy percent (70%) or more of the assets or stock (or a combination of both) by value, of Merisel Americas, Inc., to a party or parties unrelated to the Company or any
affiliate of the Company, (ii)  a "Sale   of Canada"  shall  mean  a
sale(s),  merger  or   other disposition  or  transaction involving seventy
percent (70%) or more of the assets or stock (or a combination of both) by value, of the Company's Canadian operations, to a party or parties unrelated to the Company or any affiliate of the Company, and
(iii) a "Sale of Europe" shall mean a sale(s), merger or other disposition or transaction involving seventy percent (70%) or more of the assets or stock (or a combination of both) by value, of the Company's European operations, to a party or parties unrelated to the Company or any affiliate of the Company (each of the foregoing clauses (i), (ii) and (iii) being a "Vesting Event").

4.5 "Distributable Amount" means, with respect to the vested portion of the SAR, the excess of the fair market value of the Company's
Common Stock on the Distribution Date (defined below) over the exercise price applicable to such portion. For this purpose, fair market value shall be based on the Nasdaq National Market closing price of the Company's Common Stock for the most recent trading day preceding the Distribution Date.

4.6 "Distribution Date" means the earlier to occur of (i) termination of Executive's employment with the Company for any reason, or
(ii) each anniversary of the Effective Date.

5.            Bonus, Expenses, Reimbursements and Additional Benefits.

              In addition to the compensation to be paid to Executive pursuant to Section 3, the Company shall pay, reimburse or otherwise confer the following items of benefit to Executive:

5.1 During the Employment Term, Executive shall be eligible to receive an annual bonus of not less than $200,000, which may be paid in quarterly installments based on the Company's financial

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performance for such quarter.  For  the  1996 fiscal year, Executive shall be guaranteed a minimum annual bonus of $200,000, payable quarterly in equal installments.

5.2 In the event Executive's employment with the Company terminates for any reason following a Vesting Event (other than a termination of Executive's employment by the Company for Cause), then the Company shall pay Executive an amount, if any, equal to (i) the total number of Option Shares represented by the vested portion of the Option on the date of such termination, multiplied by (ii) the lesser of
(I) $3.313 or (II) the closing sale price of the Company's Common Stock for the most recent trading day preceding such termination minus $2.8125, all calculated on a per-share basis.

5.3 The Company shall pay Executive a monthly car allowance of $1,600.

5.4 The Company shall pay Executive for the dues at one country club of Executive's choice of $425 per month.

5.5 The Company agrees to provide Executive with, or to reimburse Executive for, legal, financial planning and accounting services not to exceed $10,000 per year. In addition, Company shall provide Executive with or reimburse Executive an additional amount for financial planning fees for
AYCO of  up  to $10,000  on  or  before September 29, 1996.   The  Company
shall provide Executive with or reimburse Executive an additional amount for legal fees of up to $5,000 in connection with this Agreement. Executive shall be reimbursed for incidental business expenses, including home facsimile machine and car phone, consistent with the Company's policy for senior executives.

5.6 In addition, Executive shall be eligible to participate in all other benefit programs and plans which maybe afforded senior management of the Company and the Company shall make contributions to such plans and arrangements on behalf of Executive as shall be required or consistent with the terms and conditions of said plans. Such plans and programs may
include, by   way  of  example,  deferred  compensation, group  insurance benefits, long-term or permanent disability insurance and major medical coverage.

5.7           Executive shall be entitled, during the
Employment Term, to vacation time with compensation and time off with compensation on account of illness or injury, in accordance with the Company's written policies for employees in effect from time to time.

5.8          The Company recognizes that Executive's place of
residence is Texas and that the duties of his position require extensive travel, which eliminates the need for Executive to relocate to Los
Angeles.   The  Company  agrees  to  pay  all appropriate expenses for travel.

5.9 The Company will pay the cost of travel (coach airfare) for Executive's family to visit Executive in Los Angeles for a reasonable number of visits.

6.            Termination of Agreement.

6.1           This  Agreement  may  be  terminated  prior   to
expiration  of the Employment Term by either party upon  30
days written  notice to the other party. Upon any termination  under this  Section  6.1, the Company shall promptly pay Executive all salary and other compensation, including amounts payable, if any, under
Section 4 and any unused vacation pay, earned by him through the effective date of such termination.
             After  any  notice of termination is given under
this Section 6.1, whether by the Company or Executive, the
Company may remove or suspend Executive from performance of his office or of any  of  his  duties  hereunder during the period  prior  to the effective  date  of termination, provided, that such
removal or suspension   shall  not  affect  Executive's  right  to
receive compensation  and benefits during such period.   The
Board must approve the termination of Executive's employment under this Section 6.1.

6.2          Termination  for  Death  or  Disability.    This
Agreement shall be terminated upon the death or, at the
Company's option,  the  disability  of Executive.     For

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purposes  of  this Agreement,  the  term "disability" shall mean  the inability  of Executive  to  perform substantially all of his duties hereunder for  any  90 days in a 105 consecutive day period;
provided that until such time as the Company elects to terminate this Agreement due to Executive's disability, Executive shall continue to receive  from  the  Company 100% of his  compensation  and
other benefits  and distributions by way of compensation, as determined pursuant to Sections 3 and 5, which Executive
would otherwise be entitled to receive. Upon the termination of this Agreement due to death or disability of Executive, the Company shall promptly pay Executive or his estate as the case may be, all  salary  and other compensation, including unused vacation pay, earned by him through the effective date of such termination, less income taxes and other standard employee deductions. All other benefits and payments provided for hereunder shall terminate; provided,  that nothing  in  this
Section 6.2 shall be construed to prohibit Executive or his estate, as the case may be, from collecting any insurance proceeds or state disability payments to which he or his estate might otherwise be entitled. Nothing herein shall operate to preclude Executive or his estate, as the
case may  be, from  receiving  any  death  or  disability benefits  that   are
otherwise payable.

6.3 Termination for Cause. This Agreement maybe terminated, at the Company's option, (i) upon the occurrence of any theft by Executive or conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude, (ii) upon the material breach by
Executive of  any  of the   provisions  of  this Agreement,  (iii)  upon
Executive's misconduct (as defined below). Termination for Cause shall not be deemed to have occurred unless the Board adopts a resolution, at a meeting called and held for that purpose (after reasonable notice to
Executive and after allowing Executive and his counsel to be heard before the Board) finding that Executive was guilty of conduct set forth in (i),
(ii) or (iii) and specifying  the particulars  thereof. Notwithstanding any
such determination  by the   Board, Executive  may  challenge  such
determination in arbitration  pursuant  to Section 14.   Upon  a  termination
for Cause, which, if contested in arbitration by Executive, is upheld in

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arbitration, all compensation, benefits and payments provided for  hereunder shall terminate, and Executive shall not be entitled to any severance or other payments other than for salary and other compensation (including unused vacation pay) earned by him through the effective date of such termination. "Misconduct" shall mean misconduct, physical assault, falsification or misrepresentation of facts on Company records, creating or contributing to unsafe working conditions, fraud, dishonesty, willful destruction of Company property or assets or harassment of another employee by Executive. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

6.4          Change of Control.

             (a) If a Change of Control (defined herein) occurs and within two years Executive's employment is terminated without Cause or
Executive resigns, then Executive will receive (i) a lump sum payment equal to his then base annual compensation, (ii) a lump sum payment equal to three times the average of Executive's annualized bonus received from the Company during the preceding three years, (iii) the Company shall pay Executive's COBRA coverage for eighteen (18) months (on a grossed-up tax basis), (iv) the Company shall pay Executive's car lease and auto insurance for three years, and (v) Executive's Option and SAR will vest in full.
              A  "Change of Control" will be considered to have occurred in the event (i) any person, corporation, partnership, trust, association, enterprise (each a"Person") or group of Persons acting in concert as a partnership or other group (a "Group of Persons"), shall become the beneficial owner, whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise,
directly   or indirectly,   of  outstanding  capital  stock  of   the
Company possessing at least 50% of the voting power (for the election of directors) of the Company's outstanding capital stock, or (ii) there shall be a sale of all or substantially all of the Company's assets or the

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Company shall merge or consolidate  with another   corporation  and  the
stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock ownership of the purchasing, surviving or parent corporation by the stockholders of the Company before the transaction, or
(iii) a majority of the Board shall be replaced, over a two-year period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who were either members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved.
             (b) If a Change of Control has not occurred, and the Company terminates Executive's employment other than for Cause, then Executive shall receive (i) a lump sum payment equal to $125,000, (ii) the Company shall pay Executive's COBRA coverage for eighteen (18) months (on a grossed-up tax basis), (iii) the Company shall continue to pay Executive's car lease and auto insurance for eighteen (18) months, (iv) reimbursement for outplacement services up to $20,000, and (v) provided that either (A) the Company has achieved its Board-approved operating plan for the most recently ended fiscal quarter or (B) the Company has received and has not rejected an offer to purchase to stock or substantially all of the assets of Merisel Europe, Merisel Americas or the Company, then, in addition to the benefits described in clauses (i) through (iv) above, which shall be payable without regard to this clause (v), Executive's Option and SAR will vest in full in such event (a "Vesting Event").

6.5 Voluntary Resignation. Executive may, upon thirty (30) days prior written notice, voluntarily resign from the Company. If Executive exercises this right on or before June 30, 1996, then Executive shall

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receive as a severance payment a  lump sum  cash payment equal to three months'
compensation (salary and bonus). If Executive voluntarily resigns between
July  1,  1996 and  September  30,  1996,  then Executive  shall  receive as  a severance  payment a lump sum cash payment equal to  six  months'
compensation  (salary  and  bonus).   If  Executive voluntarily resigns
between  October  1, 1996 and December 31,  1996,  then Executive shall receive as a severance payment a lump  sum  cash payment equal to 12
months' compensation (salary and bonus). If Executive    voluntarily  resigns
after  December  31, 1996,  then Executive  shall  receive  fifty percent
(50%) of the amounts payable pursuant to Section 6.4(a) above in connection with a termination other than for Cause following a Change of Control.

7.            Disclosure of Information.

              Executive acknowledges that in connection with and as a result of his employment pursuant to this Agreement, he shall make use of, acquire and add to Confidential Information (as defined below). Executive agrees not to, in any manner, disclose or use any Confidential Information, including Confidential Information received from the Company or others either before, during or after his employment with the Company or received before during or after the term of this Agreement, except upon the prior written consent of the Company. Executive acknowledges that such Confidential Information of the Company will include matters conceived or developed by Executive, as well as matters learned by Executive from employees of the Company. Any Confidential Information that Executive has, shall prepare or shall have prepared, used, use or come into contact with shall be and remain the Company's sole property and shall not be removed from the Company's premises without its prior written consent, and shall be returned upon termination of this Agreement. Except as required in connection with his obligations hereunder, Executive shall not, except as the Company may otherwise consent or direct in writing, sell, use, lecture, or publish any Confidential Information or other proprietary information of the Company or authorize anyone else to do those things at any time either during or

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subsequent to this Agreement.  For purposes  of this Agreement, the term
"Confidential Information" means either: (A) information
concerning the financial condition of the Company or  its
subsidiaries  that  is not generally  available  to  the public; or
(B) trade secrets as defined in California Civil Code Section  3426.1.
In the event that Executive  is requested  or required
(by   deposition, interrogatories, requests for information  or  documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or
the receipt of a waiver by the Company, Executive  is nonetheless,   legally
compelled   to disclose   Confidential Information to any tribunal or else
stand liable for contempt or suffer other censure of penalty, Executive may, without liability hereunder disclose to such tribunal only that portion of the Confidential Information which Executive is legally required to disclose, provided that Executive exercises his best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

8.             Employee's Covenants.

8.1. During the term of this Agreement,Executive shall (i) observe and conform to the policies and directions promulgated by the Chief Executive Officer of the Company (CEO), act at the instruction of the CEO and report exclusively to the CEO; (ii) exercise and perform faithfully to the best of his ability on behalf of the Company the powers and duties reasonably required by the CEO; and (iii) devote his substantially full time and effort to the business affairs of the Company and its subsidiaries.

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8.2           Executive  agrees that during the  term  of this Agreement  and, in the event Executive's employment with the Company terminates during the term of this Agreement, for a period of three (3) years following such termination (one (1) year in the event such termination is by the Company for Cause or voluntarily by Executive on or before December 31,
1996), Executive will not directly or indirectly (i) engage in a "Restricted Business" (as defined herein), (ii) own or control any debt equity or other interest in a Restricted Business (except as a passive investor of less than 5% of the capital stock or publicly traded notes or debentures of a publicly-held company), (iii) act as director, officer, manager, employee, participant or consultant to a Restricted Business, or (iv) be obligated to or connected in any advisory business enterprise or ownership capacity with a Restricted Business. For purposes of this Agreement, a "Restricted Business" shall mean any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom,
Entex Information Services, Inc. or Vanstar Corp. or any other wholesale distributor of micro computer products or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them. Executive further agrees that during the term of this Agreement and, in the event Executive's employment with the Company terminates during the term of this Agreement, for a period of three (3) years following such termination (one (1) year in the event such termination is by the Company for Cause or voluntarily by Executive on or before December 31, 1996), Executive shall not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1996.

8.3          As   additional  consideration  for Executive's covenants
contained in Section 8.2 in the event Executive's employment with the Company terminates (other than by the Company for Cause or other than due to a voluntary resignation by Executive on or before December
31, 1996), the Company shall pay Executive $710,000. Such payment shall be paid in a lump sum within ten (10) days of Executive's termination of employment other than for Cause.

8.4           In  the  event  of  any material breach  by
Executive of any of the restrictions contained in this Agreement (including, without limitation, those set forth in Section 7, 8, and 9), the Company
shall  have  no further  obligation   to compensate  Executive hereunder and
Executive acknowledges that the harm to the Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, the Company shall be entitled to seek preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

8.5 Executive represents and warrants to the Company that (i) his employment with the Company as contemplated herein does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party, (ii) he is not a party to or obligated under any agreement, contract or instrument that will in any way impair his ability to devote his substantially full-time and best efforts to the execution of his duties pursuant hereto, and (iii) he will not engage in any business or other activity that materially interferes with his ability to devote his substantially full-time and best efforts to the execution of his duties pursuant hereto.

9.            Return of Work Product.

           Upon termination of this Agreement, or at the request of the Company, Executive agrees to deliver to the Company any and all materials, whether printed, written or otherwise obtained or prepared by Executive and pertaining to the business of the Company or as otherwise acquired by Executive in the performance of this Agreement, and it is further agreed by the parties that all such materials shall be the sole property of the Company.

10.           Section 280G Payments.

              In  the  event  it shall be determined  that any payment  by the  Company  to or for  the  benefit  of Executive hereunder, whether paid or payable but determined without regard to any additional payments required under this Section 10 ("Payments"), would be subject to the  excise  tax  imposed  by Section  4999  of the Internal Revenue Code
(the "Excise Tax"), then Executive shall be entitled to receive an additional payment from the Company (a "Reimbursement Payment") in an amount equal to seventy-five percent (75%) of the Excise Tax paid or payable with respect to the Payments, plus an additional payment from the Company in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Reimbursement Payment, Executive shall retain an amount equal to the Reimbursement Payment. For example, if the Excise Tax attributable to Payments is $100,000, then Executive shall be entitled to a Reimbursement Payment of$75,000 plus an additional payment intended to
reimburse   the   Executive  for  taxes   attributable   to the Reimbursement
Payment and related payments such that Executive receives $75,000 net of all taxes. Notwithstanding the foregoing, Executive's obligation to pay
Excise  Tax shall  not  exceed $200,000,  and  the Company's obligation to pay the Reimbursement Payment shall be increased as necessary to observe this limit. All determinations required to be made under this Section shall be  made by the Company's outside auditor at the time of the Sale of the Company, or any other nationally recognized accounting firm reasonably acceptable to the Company and Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an Event entitling Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the
Company.   For  purposes of making the calculations required  by
this   Section  10,  the  Accounting  Firm  may  make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G
and 4999 of the Code, provided  that the   Accounting Firm's  determinations
must   be   made with substantial authority (within the meaning of Section
6662 of the Internal Revenue Code).

11.            Agreement Binding Upon Successors and Assigns.

11.1          All  of  the  terms and provisions  of this
Agreement  shall  bind and inure to the benefit  of  the
parties hereto.   Because this Agreement is personal and indivisible in
nature, Executive may not assign or transfer this Agreement without the Company's written consent. The
Company may, with Executive's written consent, assign or transfer its rights or obligations to any successor corporation or affiliate or in connection with any merger, business combination or sale of all or substantially all of the Company's assets.

11.2          The  Company will require any successor
(whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

12.           No Waiver.

              The waiver of a breach of any provision of this Agreement by any party shall not operate or be construed as a waiver of any subsequent breach or violation thereof by the other party.

13.           Notices.

              All  notices and communications provided for
hereunder shall  be in  writing and shall be mailed or  delivered  to  the
business   or   residence  address  of  the  respective parties hereinafter provided or to such other address  as  either party shall  designate  in
writing to the other.   Any notice  to  the Company  hereunder shall be sent
to the attention  of  the  Chief Executive Officer of the Company.

14.          Arbitration.

             Any claim, dispute or controversy between the Company and Executive arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall, on written request of either party served on the other, be submitted to binding arbitration by the American Arbitration Association in Los Angeles, California, in accordance with the rules and regulations of that Association, as the exclusive remedy for such controversy. The arbitrator selected by the parties shall conduct a full hearing at which both parties shall be entitled to present evidence, examine and cross-examine witnesses and be repressed by counsel. The arbitrator shall issue a written decision which shall be final and conclusive upon the
parties. The  arbitrator's  fee  and  the  cost  ofthe arbitration   shall
be   shared   equally   by   the parties. Controversies covered by this
arbitration provision include, but not limited to, claims of harassment or discrimination in violation of state or federal law.

15.           Counterparts.

              This Agreement may be executed in counterparts, each of which shalL be deemed to be an original but all of which together shall constitute one and the same agreement.

16.           Amendments.

              No   modifications,  extensions,  or  waiver  of
any provisions hereof or release of any right hereunder shall be valid, unless the same is in writing and consented to by all parties hereto.

17.           Governing Law.

              This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

18.           Severability.

             Any  provision  hereof prohibited by  or
unlawful  or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement
enforceable in accordance with its terms.   However, if any provision, or
any part thereof, is held to be unenforceable because of the scope or duration of such provision, Executive of the Company agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provisions in order to make such provision enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases ("blue- penciling"), and in its reduced or blue-penciled from such provision shall then be enforceable and shall be enforced.

19.            Entire Agreement.

              This Agreement and all other written agreements/documents evidencing matters referred to herein, including but not limited to any indemnification agreement with the Company, contains the entire agreement of the parties with respect to the terms and conditions of the employment of Executive by the Company during the Employment Term, and this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of
Executive by the Company.   Each  party to  this Agreement  acknowledges
that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Executive acknowledges that he was represented by counsel in connection with the negotiating and drafting of this Agreement. Executive acknowledges that he has not relied upon information or advice provided by the Company, except as set forth herein and that he is voluntarily entering into this Agreement and that he is voluntarily entering into this Agreement and that he understands that all terms and provisions of Agreement are binding upon him, and are not mere recitals.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date hereinabove provided.

                                   MERISEL, INC.,
                                   a Delaware corporation
                                   (the "Company")

Address:

Merisel, Inc.
200   Continental  Blvd.               By:/s/_____________________________
El Segundo, CA  90245                        Dr. Arnold Miller, Director



                                        By /s/______________________________
                                              Kelly  M.  Martin,
                                              Vice President and General
                                              Counsel




Address:

4569 Turnberry Court
Plano,TX 75024                          By:/s/____________________________
                                              RonaldA.Rittenmeyer
                                              ("Executive")